Exhibit 99

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER EARNINGS, UP 10.6 PERCENT

POWHATAN, VA.,  July 23, 2004 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported  second quarter 2004 earnings of $ 1,047,410 an increase of $100,690 or 10.6 percent when compared to $ 946,720 in the second quarter of 2003. On a per share basis, primary earnings were $0.47 per share an increase of 7.5 percent versus $0.43 per share in the second quarter of the prior year. On a fully diluted basis, net income per share was $0.46 an improvement of 9.5 percent compared to $0.42 in the comparable period of the prior year.  For the second quarter, the return on average assets was 1.14 percent versus the prior year’s 1.23 percent. The return on average shareholders equity improved to 14.47 percent compared to 14.06 percent in last year’s second quarter. At quarter end, shareholders equity was $26.9 million, as compared to $28.7 million in the second quarter of 2003, due principally to the net unrealized securities gains and losses recorded as Other Comprehensive Income in accordance with FASB 115. As a result, the book value of a share of common stock was $11.99 compared to $13.12 in 2003. All per share data reported herein, reflect the effect of a 5 percent stock dividend paid on June 15, 2004.

For the first half year, net income was $2.07 million up by 16.9 percent or $298,896 when compared to the prior year’s total of $1.77 million. For the six months, primary earnings per share were $0.93 versus $0.82, and on a fully diluted basis were $0.91 versus $0.78 per share.

The fully tax equivalent net interest income for the second quarter was $3.38 million, an increase of 12 percent compared to $3.02 million in the second quarter of 2003. The tax equivalent net interest margin was 4.00 percent for the quarter compared to 4.25 percent in second quarter 2003. For the year to date, the tax equivalent margin was 4.00 percent versus 4.30 percent in the comparable period of the prior year. The decline in the net interest margin was anticipated due to what appears to be the end of the prolonged period of low interest rates.

Non-interest income ended the quarter at $741,924, an increase of 8.9 percent over the prior year’s second quarter total of $681,397. This improvement is a direct result of a 52 percent increase in commissions generated as a result of increases in sales volume of non-deposit investment products, and gains realized on the sales of securities available for sale as part of our regular portfolio management process. Offsetting these gains, were a 10 percent decline in deposit fees and charges, and 55 percent lower profits from secondary market mortgage loan sales as a result of slower activity than experienced in prior periods.

The loan loss provision expense for the quarter was $135,000, maintaining the reserve at 1.51 percent of net loans. Nonperforming assets declined dramatically to $831 thousand from $2.98 million at the end of the first quarter 2004. The reserve for loan losses now represents 314 percent of quarter-end nonperforming assets. In view of the recent growth of the loan portfolio and the inherent risks therein, we consider the level of our reserve is both reasonable and prudent.

Average earning assets in the second quarter were $338.2 million an increase of $54.4 million or 19 percent compared to $ 283.8 million in the corresponding quarter last year. Average loan balances increased to $169.8 million, an increase of $19.4 million or 12.9 percent from the prior year’s second quarter average balances of $150.4 million. The bank's average investment securities portfolio continued it’s growth averaging $165.8 million, representing an increase of $37.2 million or 29 percent compared with the prior year’s quarterly average of $128.7 million, while average overnight funds sold decreased to $2.0 million from $3.4 million in the comparable quarter of last year. Deposits continued their growth, averaging $298.1 million for the quarter a $41.1 million or 16 percent increase versus last year’s second quarter average of $257 million. Total borrowed funds averaged $38.2 million, an increase of $16.2 million over 2003’s second quarter average of $22 million primarily due to $10 million in longer term borrowings initiated to lock in future funding costs at the current historically low interest rates, and the company’s $5 million capital trust preferred issue conducted in December 2003. Short term borrowings average remained relatively unchanged at $7.2 million, versus $7.0 million in the second quarter 2003. Average total assets grew by $59.7 million or 19.5 percent from $306.7 million last year, to $366.4 million for the second quarter 2004.

Non-interest expense increased by 17.4 percent to $2.5 million in the second quarter 2004 versus $2.2 million last year. This increase is attributable largely to growth in salaries and benefits coupled with increases in occupancy expenses, advertising and public relations expense, as well as other miscellaneous expense. The bank’s efficiency ratio for the quarter increased slightly to 61.8 percent from 58.7 percent in the prior year.

“We continue enjoying solid growth in core deposits, and in this quarter, we experienced long awaited growth in loans…” commented Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., “… this growth translates into increasing levels of earning assets which, in turn, supports our continued profitability. The recent increase in prime should be favorable to our net interest margin, as long as the interest rate environment remains reasonably stable. We believe that in future quarters, earnings should continue to grow, while our profitability will be contingent on our ability to maximize non-interest income while managing the growth of controllable expenses.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 31 year old community bank based in Powhatan County, a suburb of Richmond. It operates eight branch offices, two each in Powhatan and the adjacent county of Cumberland, three in western Chesterfield County, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)		Year to Date
	2004	2003	2004	2003

Net Income	1,047,410	946,720	2,069,234	1,770,338
Interest & Fees on Loans	2,683,867	2,580,220	5,278,043	5,154,240
Interest on Investments & Funds Sold	2,272,352	1,915,824	4,626,621	3,710,889
Interest on Deposits	1,455,793	1,426,363	2,918,984	2,857,378
Interest on Borrowings	337,534	171,635	665,812	340,695
Net Interest Income (FTE)	3,378,661	3,016,965	6,749,470	5,878,287
Non Interest Income	741,924	681,397	1,390,680	1,299,828
Loan Loss Provision	135,500	90,000	278,000	200,000
Interest Expense	1,793,327	1,597,998	3,584,796	3,198,073
Non Interest Expense	2,547,148	2,169,499	4,848,067	4,287,794
Period End Balances:
Investment Securities	161,345,917	143,754,701
Fed Funds Sold	3,367,000	5,913,000
Loans (net of Unearned Discount)	173,400,241	150,686,737
Loan Loss Reserve	2,611,816	2,271,256
Non Interest Bearing Deposits	40,977,797	37,196,738
Total Deposits	301,503,908	277,131,466
Borrowings	36,061,000	21,359,500
Assets	365,946,566	329,693,363
Period End Shareholders Equity	26,925,799	28,706,766

Average Balances:
Average Assets	366,389,901	306,666,231	365,457,979	296,165,525
Average Earning Assets	338,183,089	283,777,469	337,333,158	273,646,083
Investment Securities	165,806,919	128,648,156	169,177,179	121,983,477
Federal Funds Sold	2,023,857	3,407,802	1,738,445	2,876,464
Loans (net of Unearned Discount)	169,752,527	150,356,850	165,903,917	147,757,789
Non Interest Bearing Deposits	38,868,587	31,465,718	37,232,955	29,926,982
Total Deposits	298,124,879	256,997,731	295,716,671	247,456,516
FHLB Overnight Advances	4,500,000	6,000,000	5,969,780	6,000,000
FHLB Term Borrowings	26,000,000	15,000,000	23,912,088	15,000,000
Fed Funds Purchased & REPO	2,653,121	979,868	4,600,986	872,265
Average Shareholders Equity	28,947,224	26,933,411	29,226,703	26,104,516
Average Shares Outstanding - Basic	2,241,902	2,177,614	2,235,518	2,170,753
Average Shares Outstanding - Fully Diluted	2,286,183	2,280,599	2,282,354	2,274,375

Asset Quality:
Charged Off Loans	133,284	24,253	137,097	50,573
Recoveries	9,496	12,517	16,470	20,131
Period End:
Non-Accrual Loans	449,153	133,712
Loans Past Due 90 Days or More	231,693	1,316,354
Other Non Performing Assets	140,000	140,000
Other Real Estate	10,000	97,000
Total Non Performing Assets	830,846	1,687,066

Per Share Data & Ratios:
Net Income Per Share - Primary	$ 0.47	$ 0.43	$ 0.93	$ 0.82
Net Income Per Share - Fully Diluted	$ 0.46	$ 0.42	$ 0.91	$ 0.78
Period End Book Value Per Share	$ 11.99	$ 13.12
Return on Average Assets	1.14%	1.23%	1.13%	1.20%
Return on Average Equity	14.47%	14.06%	14.16%	13.56%
Efficiency Ratio	61.82%	58.66%	59.56%	59.73%
Average Loans to Average Deposits	56.94%	58.51%	56.10%	59.71%
Reserve for Loan Losses / Loans EOP	1.51%	1.51%
Net Interest Margin (FTE)	4.00%	4.25%	4.00%	4.30%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2003